Limelight Announces Changes to Board of Directors
Executive Brings Experience with Growth Stage Technology Companies
TEMPE, Ariz. April 13, 2015 - Limelight Networks (NASDAQ:LLNW), a global leader in digital content delivery, today announced that, effective June 1, 2015, Mark Midle will join its board of directors.
“Mark’s business and technology knowledge as well as his experience with growth stage, technology-driven companies will make him a great addition to our board,” said Robert Lento, CEO of Limelight. “We look forward to working with him as we further Limelight’s growth.”
Mr. Midle is a Vice President in Goldman, Sachs & Co.'s Merchant Banking Division, where he oversees investments in growth stage, technology-driven companies. Before joining Goldman Sachs, Mr. Midle spent over a decade investing in technology and technology-enabled services companies while at firms including Bain Capital and The Blackstone Group. Previously, Mr. Midle was a consultant at McKinsey & Co., and he began his career in Morgan Stanley & Co.'s Investment Banking Division. Mr. Midle has a B.A. from the University of North Carolina and an M.B.A. from The Wharton School at the University of Pennsylvania.
“Limelight has established itself as a leader in the digital content delivery space. I am looking forward to joining the board in June and working with the executive team to drive the company to continued success in this very dynamic industry,” said Mr. Midle.
Mr. Midle will fill the vacancy created by the impending departure of Fred Harman, who expressed his intent not to stand for re-election as a Class II director of the Company at the 2015 Annual Meeting of Stockholders. Mr. Harman’s decision to not stand for re-election as a director of the Company is driven by personal reasons and is not the result of any disagreements with the Company relating to its operations, policies, or practices.
About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs.  For more information, please visit www.limelight.com, read our blog, follow us on Twitter , Facebook and LinkedIn and be sure to visit Limelight Connect.
Press Contact:
fama PR on behalf of Limelight Networks
Ted Weismann, 617-986-5009
limelight@famapr.com
Investor Inquiries: ir@llnw.com